Exhibit 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.

ANNOUNCES THAT THE CONSORTIUM COMPRISED OF ITS MEXICAN SUBSIDIARY AND PARTNERS HAS BEEN DESIGNATED AS THE WINNER OF THE ROSARITO, MEXICO DESALINATION PLANT BIDDING PROCESS

GEORGE TOWN, Grand Cayman, Cayman Islands (June 16, 2016) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today announced that on June 15, 2016 the State of Baja California, Mexico (the “State”) designated the consortium comprised of N.S.C. Agua, S.A. de C.V. (the Company’s subsidiary), NuWater S.A.P.I. de C.V. and Degremont S.A. de C.V. (the “Consortium”) as the winner of the Government of Baja California, Mexico bidding process No. SIDUE-CEA-APP-2015-002 (the “Bidding Process”) for the financing, construction and operation of a seawater desalination plant in Playas de Rosarito, Baja California, Mexico.

The Consortium expects to finalize a definitive public-private partnership agreement with the State within the next 60 days, which is the time period allotted by the State. After execution of this definitive agreement, the Consortium will finance, design, construct, operate and maintain the desalination plant and an accompanying pipeline to deliver drinking water from the desalination plant to the Mexican potable water system in two phases. In the first phase, which is expected to be operational by the end of 2019, the desalination plant will have a production capacity of 50 million gallons of drinking water per day. In the second phase of the project, the Company and its partners will double the desalination plant’s production capacity to 100 million gallons per day by 2024 and extend the drinking water delivery pipeline. At the end of the 37 year operating period, both phases of the plant and pipeline will be handed over to the State.

“The Company has been developing the Rosarito, Mexico desalination plant project for more than six years and we are extremely pleased with the outcome of this public bidding process,” said Rick McTaggart, President and Chief Executive Office of Consolidated Water. “It was gratifying to learn that our consortium received top points for both its technical and financial proposals, and we look forward to working closely with the State to ensure the success of this extremely important infrastructure project”, concluded McTaggart.

CWCO-G

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and distribution facilities and provides water-related products and services to customers in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, Indonesia and the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the government of the State, the outcome of its negotiations with the State for a definitive public-private partnership agreement, its ability to finance, construct and operate the Rosarito project profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com